Exhibit 14.1

GEOTAG INC.

CODE OF ETHICS AND

BUSINESS CONDUCT

GEOTAG INC.

Code of Ethics and Business Conduct

(Adopted as of                     , 2010)

I.      GENERAL STATEMENT OF BUSINESS PHILOSOPHY

The commitment to compliance and integrity is fundamental to the philosophy of GEOTAG. The goal of this Code of Ethics and Business Conduct (“Code”) is to help ensure that we at GEOTAG, meaning all of our directors, officers, employees and contract workers (collectively, referred to herein for convenience purposes as “Covered Persons”), conduct ourselves in an ethical manner, in compliance with applicable laws and regulations and with personal and institutional integrity and respect. The Code applies to all GEOTAG officers, directors and employees, including without limitation, GEOTAG’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. This Code is intended to meet the requirements for a code of ethics under applicable law, including rules and regulations of the Securities and Exchange Commission (“SEC”) and the rules of principal exchange on which the Company’s common stock is listed or approved for quotation.

The responsibility for compliance lies with the individual Covered Person. GEOTAG contract workers who receive a copy of this Code are expected to adhere to it in the same manner and to the same extent as GEOTAG Covered Persons. For purposes of this Code, where the context requires, the terms “GEOTAG” or “the company” shall mean GEOTAG INC., together with its subsidiaries, if any, and any successors to any of the foregoing said entities).

One essential objective of the Code is to establish a common set of standards and objectives for all of us to abide by and to provide basic guidelines for situations in which ethical issues may arise. These standards apply to all GEOTAG activities. Another purpose of this Code is to strengthen GEOTAG’s ethical commitment to its business practices. We expect all of our Covered Persons to perform their work with honesty, truthfulness and uncompromising integrity.

It is the policy of GEOTAG to comply with all applicable laws and regulations, including, without limitation, employment, discrimination, health, safety, antitrust, and securities laws. No Covered Person of GEOTAG has authority to violate any law or to direct another Covered Person or any other person to violate any law or regulation on behalf of GEOTAG.

Each Covered Person of GEOTAG is, and will be held, responsible for the observance of this Code. If any Covered Person has questions about any section of this Code, or the meaning or application thereof, or is unsure about the legality or propriety of any action, he or she is encouraged to direct all questions to his or her immediate supervisor or GEOTAG’s Chief Financial Officer. If a Covered Person becomes aware that another Covered Person has violated this Code, he or she is obligated to report it in accordance with the procedures set forth in Section IV below. No one has the authority to retaliate against a Covered Person who reports a possible violation. Failure to comply with any of the provisions of this Code subjects the

Covered Person to disciplinary measures in accordance with applicable law up to and including termination.

Reports of any suspected violations of this Code may be submitted on a confidential and anonymous basis to the Chair of the Audit Committee through regular mail at 555 Republic Drive, Suite 200, Plano, Texas 75074. Envelopes or packages should be marked with the following inscription: “Private and Strictly Confidential – Attention: Chair of the Audit Committee of GEOTAG INC.” Envelopes so marked shall be forwarded unopened to the Chair of the Committee. Refer to Section IV below for more information.

GEOTAG has tasked the Audit Committee (“Committee”) of the Board of Directors to assist in the administration of this Code. The purpose of the Committee is to assist GEOTAG in fulfilling its responsibility relating to compliance by GEOTAG and each of its directors, officers and Covered Persons with: (i) GEOTAG’s Code of Ethics and Business Conduct, (ii) policies adopted by GEOTAG pursuant to the Code, and (iii) all legal and regulatory requirements that may be applicable to GEOTAG and each of its directors, officers and Covered Persons, in connection with GEOTAG’s operations. Waiver of any provision of this Code for executive officers or directors can be made only by the Committee.

In addition, GEOTAG will have a Chief Financial Officer who shall have overall responsibility to assist in the administration of the Code.

Nothing in this Code is intended to change or over-rule applicable law or statute, and/or to change the means available to Covered Persons to protect their interests under such laws or statutes. In case of conflict between applicable law or statute and this Code, the applicable law or statute will prevail. However, within the boundary of their framework, rules and policies may be defined by GEOTAG to protect its interest.

The Code is issued by GEOTAG under the authority of the Board of Directors which has reviewed and adopted it.

II.      COMPLIANCE WITH THE CODE OF ETHICS AND BUSINESS CONDUCT

All GEOTAG Covered Persons have a responsibility to understand and abide by the Code of Ethics and Business Conduct. In addition, all Covered Persons are expected to perform their work with honesty and integrity in any areas not specifically addressed by this Code. A violation of this Code may result in appropriate disciplinary action under applicable law including the possible termination of employment with GEOTAG, without additional warning.

GEOTAG strongly encourages dialogue among Covered Persons and their supervisors to make everyone aware of situations that may give rise to ethical questions and to articulate acceptable ways of handling those situations. In addition, as required by the Committee from time to time, Covered Persons may also be asked to certify that they have: (i) read and understand this Code; (ii) know of no breaches; and, (iii) to the best of their knowledge, are in compliance with all of its provisions.

The Code reflects general principles to guide Covered Persons in making ethical decisions and cannot and is not intended to address every specific situation. As such, nothing in this Code prohibits or restricts GEOTAG from taking any disciplinary action on any matters pertaining to Covered Person conduct, whether or not they are expressly discussed in this document. The Code is not intended to create any expressed or implied contract with any Covered Person or third party. In particular, nothing in this document creates any employment contract between GEOTAG and any of its Covered Persons.

III.      POLICIES AND PRACTICES

A.	Conflicts of Interest

No Covered Person should be subject, or even appear to be subject, to influences, interests or relationships that conflict with GEOTAG’s best interests. A conflict of interest may arise in any situation in which a Covered Person’s loyalties are divided between business interests that, to some degree, are incompatible with the interests of GEOTAG. All such conflicts should be avoided. GEOTAG expects complete compliance with this Code and will not tolerate any conduct that falls short of that standard. Some of the more sensitive areas presenting potential conflicts of interest and GEOTAG’s guidelines for dealing with such situations are as follows:

1.	Acceptance of Gifts and Entertainment

No Covered Person, or any of their immediate family members, may give or accept any gift which might indicate an intent to improperly influence the normal business relationship between GEOTAG and any third party. GEOTAG’s aim is to deter givers of gifts, money, excessive hospitality, loans or other special treatment from seeking or receiving special favors from GEOTAG’s Covered Persons. Offering any gift, merchandise or products, as well as personal services or favors or entertainment that is more than a routine social amenity, can appear to be an attempt to influence the recipient into favoring a particular customer, vendor, consultant or the like. Acceptance by any Covered Person of gifts, etc. having more than nominal value, generally deemed to be $100 or more, is prohibited. In addition, no Covered Person may accept a gift of cash or securities in any amount. As used in this Code, “immediate family member” of a person means the person’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and any other person (other than a tenant or employee) sharing the household of the specified person.

2.	Participation in Outside Activities

Covered Persons are not to engage in any personal activity (e.g. outside business activities or hobbies (such as stock trading)), that would: (i) encroach on the time or attention which should be devoted to the Covered Person’s full-time duties; (ii) adversely affect the quality of work performed; (iii) compete with GEOTAG activities; (iv) imply sponsorship or support by GEOTAG of the outside activity or organization; or (v) adversely affect the good name of GEOTAG. The de minimus use of GEOTAG’s facilities and resources, including copy machines, printers, scanners, label makers, shredders, telephones, computers, etc, for personal reasons is permitted when such activity is minimal, relatively infrequent, not disruptive to others or work or otherwise inconsistent with this policy.

Participation in community service activities that conflict with a Covered Person’s duties may be approved by the Covered Person’s supervisor provided such activities do not significantly impair a Covered Person’s ability to responsibly perform their duties and provided the Covered Person complies with the conditions set out above.

3.	Interests in Other Businesses

Subject to the last paragraph of this Section III (A)(3), no Covered Person may have a direct or indirect financial interest (whether as an investor, lender, Covered Person or other service provider) in any entity that does business with GEOTAG, including but not limited to a competitor, customer or supplier of GEOTAG, that can be construed as a conflict of interest (except for an investment of less than 2.0% of the outstanding equity in a company that is publicly traded). In addition, no Covered Person may have a direct or indirect financial or business interest in any transaction between GEOTAG and a third party that could be construed as a conflict of interest.

GEOTAG shall be advised by a Covered Person (via written notification to the Chief Financial Officer) if such director or Covered Person’s spouse, domestic partner, or any other member of the Covered Person’s immediate family has (i) a direct or indirect financial interest (whether as an investor, lender, employee or other service provider) in any entity that does business with GEOTAG that can be construed as a conflict of interest (except for an investment of less than 2.0% of the outstanding equity in a company that is publicly traded) or (ii) a direct or indirect financial or business interest in any transaction between GEOTAG and a third party that can be construed as a conflict of interest, and GEOTAG will review the conflict and may take actions to resolve the conflict and/or to protect its interests.

In addition, subject to all applicable laws, rules, regulations and corporate governance procedures, any transaction involving the company and any director or Covered Person, which has been fully disclosed to and approved by GEOTAG’s Board of Directors and/or Audit Committee, as applicable, shall not be a violation of this Code.

4.	Bribery, Kickbacks and Fraud

It is the policy of GEOTAG that its Covered Persons are prohibited from providing bribes, kickbacks and other payoffs and benefits to representatives of third parties or any governmental agency in order to influence their business behavior. Bribes, kickbacks and payoffs include, without limitation, gifts of other than nominal value; cash payments by Covered Persons or third persons, which are reimbursed by GEOTAG; the uncompensated use of GEOTAG’s services, facilities or property except as may be formally authorized by an appropriate and designated Covered Person of GEOTAG; and loans, loan guarantees or other extensions of credit. No funds or assets of GEOTAG shall be paid, loaned or otherwise disbursed as bribes, kickbacks, or other payments designed to influence or compromise the conduct of the recipient; and no Covered Person of GEOTAG shall accept any funds or other assets (including those provided as preferential treatment to the Covered Person for fulfilling its responsibilities), for assisting in obtaining business or for securing special concessions from GEOTAG. GEOTAG’s Covered Persons should conduct their business affairs in such a manner that GEOTAG’s reputation, integrity and respect will not be impugned if the details of their dealings should become a matter of public discussion. To illustrate the strict ethical standard GEOTAG expects every Covered Person to maintain, the following conduct is expressly prohibited:

•	Payment or receipt of money, gifts, loans or other favors which may tend to influence business decisions or compromise independent judgment;

•	Payment or receipt of “kickbacks” for obtaining business for or from GEOTAG;

•	Payment of bribes to government officials to obtain favorable rulings; and

•	Any other activity that would similarly degrade the reputation, integrity or respect of GEOTAG.

Any Covered Person found to be receiving, accepting or condoning a bribe, kickback, or other unlawful payment, or attempting to initiate such activities, will be subject to disciplinary action, including termination, and possible criminal proceedings against him or her. Any Covered Person found to be attempting fraud or engaging in fraud will be subject to termination and possible criminal proceedings against him or her. All Covered Persons have a responsibility to report any actual or attempted bribery, kickback, unlawful payment or fraud to GEOTAG.

5.	GEOTAG Political Involvement

No Covered Person of GEOTAG should apply any pressure, direct or implied, on any of GEOTAG’s other Covered Persons that infringes upon an individual’s right to decide whether, to whom and in what amount a personal political contribution should be made. GEOTAG will not reimburse any Covered Person for political contributions, and Covered Persons should not attempt to receive or facilitate such reimbursements. Generally, no contribution may be made with the expectation of favorable government treatment in return. Any questions about compliance should be directed to the Chief Financial Officer.

6.	Protection of GEOTAG’s Assets, Property, Records and Information

Each of GEOTAG’s Covered Persons is expected to safeguard GEOTAG’s assets and those of third parties with whom we do business. All Covered Persons are responsible for the proper use of GEOTAG’s physical resources and property, as well as its proprietary and other confidential information.

GEOTAG’s property, facilities or physical resources may not be used for solicitation or distribution activities which are not related to a Covered Person’s services to GEOTAG. Every Covered Person should be aware that in any competitive environment, proprietary information and trade secrets must be safeguarded in the same way that all other important GEOTAG assets are protected. Information concerning marketing and strategic plans, services, products or services that are being developed, and other such trade secrets, including information pertaining to any prospective GEOTAG acquisition or divestiture, must be held in the strictest confidence, and Covered Persons should exercise reasonable prudence and care in dealing with such information in order to avoid inadvertent inappropriate disclosure. This information must not be used in any way other than as required in performing employment duties. All files, records and reports acquired or created in the course of employment are the property of GEOTAG. Originals or copies of such documents may be removed from GEOTAG’s offices for the sole purpose of performing the Covered Person’s duties to GEOTAG and must be returned at any time upon request. Your obligation to preserve proprietary information continues even after you leave GEOTAG.

To the maximum extent available under applicable law, GEOTAG is legally entitled to all rights in ideas, inventions and works of authorship relating to its business that are made by Covered Persons during the scope of their employment with GEOTAG or using GEOTAG’s resources (“Employee Developments”). As a condition of employment with GEOTAG, all Covered Persons may be required to sign an agreement in which they agree that they will promptly disclose all Employee Developments to their supervisor, and execute the necessary documentation to transfer all Employee Developments to GEOTAG. GEOTAG shall comply with all applicable Covered Person inventorship laws applicable to GEOTAG.

7.	Corporate Opportunities

Covered Persons owe a duty to GEOTAG to advance its legitimate interests when the opportunity to do so arises. For this reason, such persons are prohibited from taking “corporate opportunities” for themselves. Accordingly, Covered Persons are prohibited, without the prior consent of GEOTAG’s Board of Directors, from (1) taking for themselves personally opportunities that are discovered through the use of GEOTAG property, information or position, or (2) competing with GEOTAG. Such persons are also prohibited from using GEOTAG property, information or position for personal gain.

B.	Accounting Controls, Procedures and Records

GEOTAG’s books and records are relied upon to produce reports for management, investors, governmental agencies and others. GEOTAG is required under applicable laws to keep books and records that accurately and fairly reflect our business operations. In addition, GEOTAG is required to maintain a system of internal accounting controls that will ensure the reliability and adequacy of our books and records. To satisfy these requirements, we have adopted a policy regarding accounting controls, procedures and records to ensure that GEOTAG only engages in authorized transactions, that such transactions have proper management approval, that such transactions are properly accounted for in our books and records and that our reports and financial statements fairly and accurately reflect such transactions.

GEOTAG will only enter into transactions that are executed in accordance with management’s specific authorization. No transaction will be recorded in GEOTAG’s accounts unless it is within the scope of written policies and procedures or is specifically and formally approved by an appropriate and designated Covered Person.

All Covered Persons are required to understand and abide by GEOTAG’s internal financial control procedures relating to their job functions. All Covered Persons have a responsibility to ensure that GEOTAG’s accounts do not contain any false or intentionally misleading entries. In furtherance of this responsibility, all Covered Persons have an obligation to ensure that they provide: (i) complete and accurate entries on time sheets, expense reports, and vacation and sick leave reports; and (ii) accurate and timely ledger entries. In addition, all Covered Persons are expected to participate candidly and openly in periodic internal and external financial audits and system evaluations.

All Covered Persons are responsible for implementing and following GEOTAG’s internal accounting controls in their areas of responsibility to ensure the safeguarding of the assets of GEOTAG and the accuracy of its financial records and reports.

C.	Securities Laws/Insider Trading

GEOTAG will make all required filings under all applicable exchange rules and/or United States federal securities laws, as well as state securities laws. GEOTAG will also ensure that all such filings contain disclosures that meet all applicable requirements in terms of being full, fair, accurate, timely and understandable. GEOTAG will not maintain unrecorded or “off-the-books” funds, liabilities or assets unless permitted by applicable law.

“Insider trading” is the purchase or sale of a publicly traded security while in possession of material, non-public information about the issuer of the security. Generally speaking, information is “material” if a reasonable investor would be likely to consider it important in deciding whether to purchase or sell stock or other securities of the applicable company or entity. Such information includes, for example, and without limitation, non-public information on earnings, significant gains or losses of business, or the hiring, firing or resignation of a director or officer of a company. Insider trading, as well as “tipping”, which is communicating such information to anyone who might use it to purchase or sell securities, are prohibited by the securities laws. It is GEOTAG’s policy that its Covered Persons are prohibited from using any non-public information gained by them in the course of their employment or affiliation with GEOTAG (whether such confidential information pertains to GEOTAG’s business, or the business of any third parties with whom GEOTAG does business) to engage in any unlawful trading or other activity in the securities of GEOTAG or other third parties with whom GEOTAH does business.

For further information on this topic, please review the GEOTAG Insuder Trading Policy that has been circulated to all Covered Persons. You should contact the Chief Financial Officer if you have any questions in this regard.

D.	Environmental, Health and Safety

GEOTAG is committed to protecting the environment and the health and safety of our Covered Persons and customers and the communities in which we operate. In addition, many laws and regulations impose responsibility on GEOTAG to safeguard against environmental, safety and health hazards. For that reason, and to protect the safety of themselves and others, Covered Persons and other persons who are present at GEOTAG facilities are required to follow carefully all safety instructions and procedures that GEOTAG adopts from time to time. All Covered Persons must comply with all of GEOTAG’s policies and provide complete and accurate information in response to environmental, health and safety laws, regulations and permits, as applicable. In addition, all of GEOTAG’s Covered Persons are expected to support GEOTAG’s commitment by:

•	operating in full compliance with all environmental, health and safety laws and regulations and policies of GEOTAG;

•	actively encouraging care and regard for the environmental, health and safety programs and performance;

•	immediately reporting any environmental, health or safety problems to his or her supervisor;

•	being prepared to implement emergency preparedness plans if necessary.

Failure to comply with environmental, health and safety laws can have very serious consequences to GEOTAG and to its Covered Persons.

E.	Employment Policies

GEOTAG is committed to fostering a work environment in which all individuals are treated with respect and dignity. Each individual should be permitted to work in a business-like atmosphere that promotes equal employment opportunities and prohibits discriminatory practices, including harassment. It is GEOTAG’s policy to ensure equal employment opportunity without discrimination or harassment on the basis of race, color, national origin, religion, sex, age, disability, or any other status protected by law. Therefore, GEOTAG expects that all relationships among persons in the workplace will be business-like and free of unlawful bias, prejudice and harassment. Sexual harassment such as unwelcome sexual advances, offering employment benefits in exchange for sexual favors, making or threatening reprisals after a negative response to sexual overtones, lewd gestures, display of sexually suggestive pictures or objects, as well as other types of verbal or physical conduct of a sexual nature is strictly prohibited.

It is GEOTAG’s policy to comply with all applicable wage and hour laws and other laws and regulations that regulate the employer-Covered Person relationship and the workplace environment.

No GEOTAG Covered Person may interfere with or retaliate against another Covered Person who seeks to invoke his or her rights under the laws governing labor and Covered Person relations. If any Covered Person has any questions about the laws or GEOTAG’s policies governing labor and Covered Person relations matters, he or she should contact the Chief Financial Officer.

Covered Persons are strictly prohibited from manufacturing, possessing, storing, distributing, selling, purchasing, using or being under the influence of illegal drugs or alcohol at any GEOTAG facility. GEOTAG may also require in accordance with applicable law, Covered Person drug or alcohol testing when GEOTAG has reasonable cause to believe that a Covered Person’s condition, behavior or job performance is impaired due to a drug or alcohol related problem.

F.	Computer, E-mail and Internet Policies

Every GEOTAG Covered Person is responsible for using GEOTAG’s computer system, including, without limitation, its electronic mail (E-mail) system, Internet access, hardware, software, associated communications networks and the data that is stored or processed

(collectively, the “Computer System”), properly, professionally and in accordance with any GEOTAG policies that may be adopted from time to time. GEOTAG Covered Persons must avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood. This applies to e-mail and all written documentation.

G.	Document Retention

The space available for the storage of GEOTAG documents, both on paper and electronic media, is limited and expensive. Therefore, periodic discarding of documents, e-mails and other forms of correspondence is necessary. On the other hand, there are legal requirements that certain records be retained for specific periods of time. Before disposing of documents, e-mails and other forms of correspondence, Covered Persons should consult with their supervisor.

Whenever it becomes apparent that documents of any type will be required in connection with a lawsuit or government investigation, all possibly relevant documents should be preserved, and ordinary disposal or alteration of documents pertaining to the subjects of the litigation or investigation should be immediately suspended. If a Covered Person is uncertain whether documents under his or her control should be preserved because they might relate to a lawsuit or investigation, he or she should consult with their supervisor.

IV.      REPORTING SUSPECTED NON-COMPLIANCE

A.	General Policy

Each GEOTAG Covered Person must disclose any potential or actual conflicts with this Code to the Chair of the Audit Committee, and from time to time Covered Persons may be requested to complete a certificate of compliance stating that he or she is in full compliance with the provisions of this Code.

As part of its commitment to ethical and legal conduct, GEOTAG expects its Covered Persons to bring to the attention of their supervisors or any member of the Audit Committee, information about suspected violations of this Code or of any law, by any GEOTAG Covered Person or third party working on GEOTAG’s behalf, as described in Section B, below, regarding complaint procedures.

Because failure to report criminal activity can itself be understood to condone the crime, we emphasize the importance of reporting. Failure to report knowledge of wrongdoing may result in disciplinary action against those who fail to report.

B.	GEOTAG Complaint Procedure

Each GEOTAG Covered Person is responsible for understanding the applicable policies, procedures and training made available to him or her. Managers and supervisors have the additional duty to monitor the continuing adequacy of policies, procedures and training within their areas of responsibility and compliance with this Code by Covered Persons reporting to them.

A Covered Person should discuss questions regarding GEOTAG’s policies or programs with his or her supervisor, GEOTAG’s Chief Financial Officer or any member of the Audit Committee, if he or she has information that gives reason to believe someone has acted, or will act, illegally or contrary to the requirements of this Code. The person suspecting the inappropriate or unauthorized activity should promptly report the information to his or her supervisor, GEOTAG’s Chief Financial Officer or any member of the Audit Committee, even if you are not involved in any way.

In the alternative, the person suspecting the inappropriate or unauthorized activity may report the matter anonymously via confidential letter addressed to the Chair of the Audit Committee through regular mail at 555 Republic Drive Suite 200, Plano, Texas 75074. Envelopes or packages should be marked with the following inscription: “Private and Strictly Confidential – Attention: Chair of the Audit Committee of GEOTAG INC.” Envelopes so marked shall be forwarded unopened to the Chair of the Committee.

NOTE: WHILE EMPLOYEES ARE ENCOURAGED TO USE THE REPORTING OPTIONS MENTIONED ABOVE, THEY ARE NOT ALTERNATIVES FOR EXERCISING PRUDENT JUDGMENT AND UTILIZING ESTABLISHED CRISIS MANAGEMENT AND EMERGENCY RESPONSE PROCEDURES REGARDING INCIDENTS INVOLVING AN IMMEDIATE THREAT TO PERSON, PROPERTY, OR THE ENVIRONMENT.

Regardless of whom you contact for assistance, you can be sure that your concerns will be taken seriously and addressed in a thorough and professional manner. No adverse action will be taken against any Covered Person for honestly reporting a legal or ethical concern. It is a crime in the United States to take adverse action against a Covered Person for honestly reporting such issues. Any GEOTAG personnel engaging in retaliatory practices against Covered Persons whom make good faith reports of potential wrongdoing will be subject to disciplinary action, including immediate termination of employment, and may also be subject to criminal prosecution.

C.	Investigation

Reports of alleged violations of this Code or alleged instances of illegal activity will be reviewed and, where appropriate, investigated on GEOTAG’s behalf under the supervision of the Chief Financial Officer or where appropriate, the Chairman of the Audit Committee of the Board of Directors. All GEOTAG Covered Persons are expected to cooperate in the investigation of reported violations or instances of illegal activity.

The Chief Financial Officer will not, to the extent practical and appropriate under the circumstances, disclose the identity of anyone who reports a suspected violation or instance of illegal activity, or who participates in the investigation. Covered Persons should be aware that the Chief Financial Officer, and those assisting him or her are obligated to act in the best interests of GEOTAG, and do not act as personal representatives or lawyers for Covered Persons. If unlawful conduct is detected and continuing, GEOTAG will make all efforts to stop such conduct immediately.

It is expected that GEOTAG will cooperate with government agencies investigating any such matters. Prompt action shall be taken upon notice of any such investigation to preserve documents believed to be relevant. It is a serious violation of GEOTAG policy to conceal an offense or to alter or destroy evidence and/or documents in any such case. In the event that any Covered Person is contacted by a government agency seeking to obtain information or initiate an investigation, GEOTAG’s outside legal counsel must be contacted IMMEDIATELY.

D.	Discipline

GEOTAG will consistently and appropriately enforce the Code and all GEOTAG policies consistent with and to the full extent of applicable law. Discipline will be determined by either the Audit Committee, or anyone delegated by the Audit Committee. Intentional non-compliance will constitute grounds for immediate termination or other serious discipline. In appropriate cases or when required by applicable law, law enforcement officials will be informed of facts discovered by any investigation concerning non-compliance with the law.

V.      OTHER GEOTAG POLICIES

All GEOTAG’s Policy Statements are part of this Code, including, without limitation, the Insider Trading Policy and Whistleblower Policy.

To the extent that any of such policies are hereafter amended, modified and/or finalized, upon distribution of such amended, modified and/or finalized policies to GEOTAG’s Covered Persons, the policies incorporated into this Code shall automatically be deemed to have been amended, modified and/or finalized in the same manner.

ACKNOWLEDGEMENT FORM

Please indicate that you have received, read and will abide by this Code of Ethics and Business Conduct, dated                     , 2010, by signing your name and dating this acknowledgement form and returning it promptly to GEOTAG’s Chief Financial Officer either by mail or email (pdf format):

GEOTAG INC. 555 Republic Drive, Suite 200 Plano, Texas 75074 Attn: Chief Financial Officer Email:

I hereby certify that I have received, read and I will abide by GEOTAG’s Code of Ethics and Business Conduct, dated                     , 2010.

(Signature)

(Print your name)

(Date)